UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 30, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 21, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 5, 6, 7, 9, 11, 13, 14, 15, 17 and 18, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED INQUIRIES RECEIVED THROUGH MARCH 15, 2005

1.                                      For contracts where you are responsible for transporting customer cargo containers by sea, how often do you negotiate pricing?  Ad hoc (as in when a customer needs to have goods transported), once a year (based on annual volume commitments), bi-annually?

Our ocean carrier strategy involves making annual volume commitments with a multitude of carriers for some portion of our anticipated container volumes.  The factors that influence this decision include pricing, service levels, availability, and predicted volumes based upon recent experience.  What is not moved under contract, moves on an ad hoc basis.

These negotiations are typically conducted annually and then refined on an ongoing basis to meet changing customer and carrier needs.  The negotiations themselves focus around volume commitments and pricing levels.  In some respects, pricing is just pricing as the actual average amount paid can be expected to move according to the conditions set forth in our contracts and with the amounts otherwise available on the spot market.

The interesting part of formulating the annual ocean strategy is establishing just how much of our total expected container volume we will wrap up under contracts and how much we will trust to the spot market.  The actual decision will vary from year to year, but we can say that these decisions are made by drawing upon experience and the best information existing at the time — all backed up by contingency plans designed to react to situations that could arise if the most likely scenarios don’t.

2.                                      What trends are you seeing in ocean freight rate pricing?  That is, are the shipping lines asking for more/less than last year.  Do you expect rates to go up/down in the next 6-12 months and what would be the primary drivers of these changes?

We are currently in the process of annual rate negotiations and really think it’s in our best interest not to comment in too much detail.  Ocean carriers have been successful in increasing their rates the past couple of years.  We don’t expect that will change.  Over the next six to twelve months, rate increases will be driven by the two dominant variables: fuel and capacity.  Fuel is anyone’s guess.  While there are rumors and expectations of capacity increases, there are also port infrastructure issues that will provide constraints in the unloading/loading functions at the West Coast ports.

3.                                      How can investors think about the cyclical nature of the ocean container shipping industry?  How can we begin to see signs of a slowdown/pickup?

If you are asking how to know a slowdown is coming before it appears, we are unaware of any reliable method.  It is important to understand that the entire shipping industry is subject to seasonality, as we consistently note in our filings on Form 10-K and 10-Q.  Historically, things start off relatively slowly and build to a crescendo during the end of the third quarter and the beginning of the fourth quarter each year.   If you live in the Northern Hemisphere and it is getting warmer, look for a pick-up in the ocean shipping industry.  Likewise, if the leaves are turning yellow, look for a slowdown.

Whenever there has been a surprise shortfall or windfall in freight, in our experience, it occurs when “the market” does not calibrate correctly the current year’s expectations in light of the prior year’s experience.  That usually occurs when there has been something extraordinary in the prior year.  It particularly seems to get noticed and mentioned when it was something extraordinary and positive that happened the year before.  Human nature being what it is, there is always the penchant to “make permanent” any good things that happen and downplay or outright ignore the bad things that can happen.  Folks who extrapolate trend lines allow too much of a future positive “slope” coming off a particularly good year, and then not allow enough of a positive “slope” coming off a particularly bad year.

4.                                      Can you please send me the name and phone number of the person at Expeditors who handled PR and employee communications?

No.  This sounds like the buildup to a cold sales call, and we can tell you right now we don’t need any of what you are likely trying to sell.    We were tempted to not include this question, as the purpose of the investor box is to collect questions from investors about Expeditors, not a tool for direct marketing.  After giving it a bit more thought we decided that perhaps investors would be interested in knowing that we don’t have (and don’t think we need) a PR person.  As to employee communications, management at all levels spends a good deal of time in two-way communication with our employees.

5.                                      Does management have a sense as to the magnitude (in millions) of the anticipated tax benefit mentioned in Expeditors’ March 1, 2005 8-K filing.  Also, when does Expeditors anticipate booking this gain during 2005?

No, in response to this particular question, we can say we have no sense.  If we had any, we would have been obliged to say so in our recently filed 10-K and we didn’t.

The amount of the tax benefit ultimately realized will depend on the formulation, approval and implementation of what will likely be a multi-part plan, none of which has been completed as of yet.   Once the first part of the plan has been formulated and approved, we’ll be able to be more definitive in responding to queries like yours.  However, what we finally book in this regard, will depend in some degree on what we are able to make overseas during 2005.

We think it’s also worth pointing out that there are very few companies that will actually see a reduction in tax expense as a result of applying the provisions of the new section 965 to their businesses.  The reason Expeditors will record a reduction in tax expense is because we have, since 1993, accrued taxes on our worldwide income at the full statutory rate applicable in the United States.  In 2003, we were able to provide full U.S. taxation on the remaining unrepatriated earnings from our pre-1993 activities.  Since section 965 allows an 85% one-time exclusion for earnings repatriated and invested in job creating activities, we will record a reduction in the previously recorded tax expense.

6.                                      Please discuss February and March 2005 year-over-year volume growth and the overall pricing environment for both airfreight and ocean freight products?

Ocean container growth remained strong in the early months of 2005.  Our airfreight was strong through the beginning of Chinese New Year in the first half of February.  After this point, airfreight was understandably a little slow for the remainder of February 2005, as there is a lull that typically follows Chinese New Year.

We don’t have a clear picture yet as to what March will bring other than to comment that March is historically one of the best months of the year—and that the last week or so of March often makes or breaks the first quarter.  We don’t expect that March 2005 will be any different.  So we must end with the often repeated “It is just too early to tell right now.”

7.                                      There has been lots of M&A activity in different sectors recently including some in the transport sector.  What is your view of the last round of large freight forwarder M&A in the late 90’s and early 00’s when Deutsche Post bought Danzas and AEI, Exel bought MSAS, Eagle bought Circle, and UPS bought Fritz?  That is, after rocky initial mergers have those larger combined companies become tougher or easier competitors for Expeditors?

Following one of his spectacular defensive efforts, legendary member of the Baseball Hall of Fame, Willie Mays, was asked “Willie, how do you compare that catch with the other catches you’ve made?”

“I don’t compare 'em,” Willie responded, “I catch 'em.”

We feel much the same with respect to the competition.  We don’t grade them as being stronger or weaker, we just compete with them.  Every competitor has their strengths and weaknesses and they are not all the same.   If they have freight we want and think we can service better, whether or not they are tough or easy is irrelevant.

What is important is our ability to service our customers so that we attract more new customers from them than they are able to woo from us.  This is a people business and our people have more than held their own against the people in these organizations for years now.  The fact that several have been merged, morphed and mashed into a fewer number of businesses should not, and we believe will not, change the overall competitive environment.  It is important to remember that not one of these financial transactions created any new freight.

As for our views concerning mergers, we think that we’ve provided our perspectives fully so we’ll only make a few passing comments here. The losers are the employees.  We have a lot of experience with employees of those once proud, but now fallen companies soliciting employment opportunities at Expeditors.  As we noted above, this is a people business.  Customer service in this business relies on professional, well-motivated, well-trained employees who know what is required.  We think those are difficult qualities to exhibit when you’re not sure from one week to the next what logo will be on your business card.  As management, once you have consented to a merger or acquisition, you have tipped your hand as to your concern for the welfare of your employees.  As the old saying goes,  “If you’ve done it once, you’ll probably do it again.”

8.                                      Do you internally try to measure air or ocean capacity in the market place?  If so what sources do you utilize and what are your expectations for capacity today versus capacity six months and a year from now?

Not quantitatively and certainly not prospectively.  We’re not sure that there are any good sources beyond word of mouth and what the carriers are saying about likely capacity.

9.                                      Can you update the status of Expeditors’ U.S. domestic product?  Has the product already been introduced to each of the branches and gateways you expect it to be utilized in?  How much net revenue would you contribute to it during 2004 and what is your expectation for growth during 2005?  Can you compare the air gross yields in the domestic product vs. your overall yields so we can better understand the impact to overall gross yields as this product begins to grow off a relatively low base?

Our U.S. domestic product is now working in our major gateways and some of the larger non-gateway branches.

We have not reported separate numbers for this product.  When you consider that Expeditors had gross revenues in excess of $3.3 billion in 2004, the domestic product was completely immaterial by any measurement that you could apply.  One-percent of $3.3 billion would be gross revenue of $33 million dollars, and the turnover for the U.S. domestic product was far less than one percent.  Most of this revenue was in North America and was included in the “Customs brokerage and other services” revenue caption in our financial statements.  From a financial reporting perspective, it does not influence the airfreight gross or net revenues nor the associated yields.

We expect increased growth in the U.S. product throughout 2005.  We continue to focus on rolling this product out in a way that is profitable and that will not compromise our core products.

10.                               The Wall Street Journal on March 1, 2005 reported a surge of textile exports from China following the lifting of quotas on January 1st.  Have you seen this spike in volume and if so, is it replacing other volumes from around the world or is it incremental growth for Expeditors?

It’s difficult to attribute increases in volume out of the People’s Republic of China (PRC) to a particular source.  It may be the lifting of quotas, but it is also possible that the timing of the Chinese New Year holiday is responsible.

11.                               I am just beginning my research on your company.   What is the total size of your addressable market, what percentage of this market does Expeditors have, and what  competitive advantages do you have compared to other firms?   Do you have any investor presentations that might give me a little help in understanding more of the details of your business?

We have never published any kind of relative market share information.  It’s not because these aren’t questions that interest folks, rather it is simply because we don’t know how anyone could quantify our market to the degree required to be comfortable.  Every business plan we have ever seen has some sort of study estimating the current size of the target market for whatever and then fancy projections about how much bigger everything will be in just five or ten years.  Despite claiming to have a good handle on these matters, most of these start-ups have failed to develop into successful enterprises.

What we have said is that we believe we have a very small portion (under two percent is our best guess) of a market that continues to show growth.  No matter how big it is now or how fast it is growing, we know there is business out there that we want and our people are working hard to get it.

Our competitive advantage is that nobody at Expeditors looks at this new business as just being more work.  Our employees share in the profits in a meaningful way and historically this has provided more than enough fuel to propel Expeditors forward.

As to fancy presentations, we don’t really have them.  We believe that the public information available in stuff like our 10-K and 10-Q’s together with these efforts on Form 8-K supply a wealth of detail about Expeditors.  Investor presentations can be changed to fit the present circumstances, but what gets filed with the SEC stays filed.  If you want to know our story, you’d best look it up for yourself.

12.                               Have volume trends through the first part of 2005 met internal expectations.

Speaking only about the first two months of 2005, from a freight volume standpoint (containers for ocean and kilos for airfreight) we would say yes with respect to internal expectations for ocean cargo and not really for airfreight.

13.                               Do you have fuel surcharge caps on any significant part of your revenues that prevent Expeditors from recapturing the fuel expense once the surcharge is passed through to the customer?

We typically are able to pass on fuel surcharges.  Our issue with rate increases is not typically the result of any inability to increase rates as a result of fuel surcharges, rather, it has more to do with the timing and frequency with which rates are increased by the carriers.

14.                               Recently some of your competitors have expressed an outlook that air lift capacity will remain quite tight throughout 2005, leading at least one competitor to contract for charted capacity.  Do you expect Expeditors to charter more aircraft or commit to a larger percentage of air capacity in 2005 than was the case in 2004?

If only because we expect business to grow in 2005 beyond what was experienced in 2004, it would be reasonable to project that we might do more charters in 2005 as compared with 2004.  As to a question of magnitude, this would be foolish for us to discuss at this point in time.  We can say that what they are doing is not much of a factor in our decision making process.

15.                               There has been much written about the West Coast port congestion, with the finger pointing going in many directions.  From your perspective, is this problem infrastructure limitations or work-rule related.  The former would appear to take longer to resolve than the latter.  If the congestion isn’t resolved by this fall’s peak shipping season, how might it impact ocean and possibly even air profitability?

In our opinion, this isn’t an “either/or” answer.  It’s probably a healthy mixture of both and it probably involves more than a short-term fix in either case.  As a result, no matter the cause, port congestion will likely be with us for this next fall’s peak.

It is difficult to say how ocean and air profitability will be affected without defining scenarios and even then, we can only reference historical observations.   In the past, when ocean freight diverts to air, that has typically been a positive for our airfreight profitability, but congestion or no congestion, the freight all moves sooner or later.

16.                               On average, what percentage of your revenue is generated from customers who have a contracted rate versus those who purchase on a spot basis?  To the extent a customer is using contractual rates should we assume that these contracts term for one year as in other areas of freight transportation?  What types of events allow for the re-opening of a contract, either for legal reasons or simply to keep a good relationship between Expeditors and the customer?

This is a difficult question to answer for a couple of reasons, but the most significant one is probably the fact that we don’t keep track of our customers in the manner you suggest.  Another reason, perhaps equally significant, is that the dichotomy posed in your question does not reflect the reality of our business.  Let us explain, starting with the second reason first.

You can’t divide the universe of customers neatly into those who have contracted rates and those who purchase on the spot.  There is a vast middle ground between the two that you are ignoring: customers who have no contract but who have an expectation that the rates they have been given will hold until further notice.  These are rates that don’t move with the spot market exactly, but they aren’t very fixed either.   You also need to understand that even customers with “contracted rates” will face the potential for rate adjustments due to market circumstances and customers purchasing using a fresh rate quote expect that rate to remain firm until their shipment is delivered and so these customers are not truly purchasing at a spot price.

Returning to the first reason, we suspect that we don’t keep track of customers by contract status because it is not very relevant for us to do so.  If you look at the entire range of our customers to whom we provide services, we have just a few contracts and none are the binding sort of mutual commitment that you are probably thinking about as you ask the question.  All contracts allow for termination over a relatively short period of time or allow for market pricing adjustments or both.

Because of the dynamic nature of the logistics business, the contracts we do have contain provisions that are sufficiently flexible to allow for routine business situations, like pricing changes, to occur in a manner that doesn’t get in the way of moving the freight.

Finally, all customer relationships are a two-way street.  If we actually get to a point with a customer where the terms of a contract are the only things defining our relationship, then we’ve certainly failed at a very fundamental part of what we have tried to accomplish.

17.                               During Expeditors’ three busiest months of the year, what portion of its purchased transportation (capacity) is paid at a contractual rate versus spot?  How many months in advance of this peak season are these contracts typically signed?

Somewhat leap-frogging from the previous answer, there really is no reason for us to keep track of this statistic with respect to the transportation we purchase.  We can say that while it is more common to contract for a certain amount of capacity some months in advance, the pricing is subject to change for specified reasons and with a specified amount of notice.   In airfreight, where there is an agreement, and these are less common, they tend to be more in a “Memorandum of Understanding” format, and there may be several different iterations throughout the year in reaction to changes in the market.

18.                               Rapid growth rates by GF-X and Cargo Portal Services (CPS) suggest that they are gaining popularity with carriers and freight forwarders.  While these on-line portals don’t compete directly with Expeditors, are you concerned that as these systems help to standardize the movement of heavy freight for the industry (customers and the carriers) that it may ultimately lead to more of your customers utilizing “no frills” intermediaries to move their freight similar to how we saw Sabre go from the desktop of travel agents to eventually the desktop of the traveler because it de-mystified the booking of travel?

This is really just the old question about whether or not we are likely to face significant disintermediation from software vendors that we have tackled before.   Our answer was “no” several years ago when stuff like this was really in vogue and our answer remains “no” today.

Now it may come as a surprise to some travelers, but very few passengers who are able to book a flight with a service like Sabre are as helpless as a large cardboard box.  Moving a shipment of say two metric tons of sweaters from Bangladesh to Los Angeles, after all, is just a tad more complex than flying from Dallas to Denver to visit grandma on Thanksgiving.

While some international freight movements are sufficiently pedestrian that a generic software booking solution might fill the bill, by far the majority of the shippers in our experience don’t have generic or pedestrian needs.  Most customers desire assistance in transporting their goods over the first and last miles and they need assistance clearing those goods through customs.

We have always felt that our target customers are moving more than freight and that the most efficient movement of freight takes place when one provider has ownership of all parts of the move, including the information.   While there are a plethora of software vendors still out there using various promises to make a sale,  we don’t believe that a generic and commoditized solution fits all the logistics requirements of very many shippers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 30, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

March 30, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer